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           BlackRock MuniYield Quality Fund, Inc. (the "Registrant")
                              File No. 811-06660
    Item No. 77Q1(d) (Copies of All Constituent Instruments Referred to in
                          Sub-Item 77I) -- Attachment

A copy of an amendment to the Articles Supplementary Establishing and Fixing the Rights and Preferences of the Fund's Series W-7 Variable Rate Muni Term Preferred Shares is attached under sub-item 77Q1(a).